Exhibit 99.2

Avnet, Inc.
2211 South 47 Street
Phoenix, AZ 85034

PRESS RELEASE

April 22, 2004

Avnet, Inc. Schedules Third Quarter Fiscal Year 2004
Earnings Announcement

Avnet, Inc. (NYSE:AVT) announced today that its third quarter fiscal year 2004 earnings announcement will be webcast live via the Internet at www.ir.avnet.com on Thursday, April 29, 2004. Avnet will issue a press release outlining its financial results followed by an interactive webcast at 5:00 p.m. Eastern, 4:00 p.m. Central, 3:00 p.m. Mountain and 2:00 p.m. Pacific/Arizona time.

Roy Vallee, Avnet’s chairman and chief executive officer and Ray Sadowski, Avnet’s chief financial officer, along with other members of Avnet’s senior management team, will comment on the company’s results and respond to participants’ questions, which may be submitted via the Internet.

Please log on to the webcast at least 15 minutes prior to the start of the event to download any necessary software (RealPlayer or Windows Media Player) and to register for the webcast. Additional financial information accompanying the webcast can also be accessed at www.ir.avnet.com.

Avnet enables success at the center of technology, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 250 suppliers. Avnet generated revenue of $9.05 billion in fiscal 2003 (year ended June 27, 2003) through sales in 68 countries. Via its premiere market position, Avnet brings a breadth and depth of capabilities, which help its trading partners accelerate growth and realize cost efficiencies. The company markets, distributes and adds value to semiconductors, interconnect, passive and electromechanical (IP&E) components, enterprise network and computer equipment, software and embedded sub-systems. Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc. Vince Keenan Vice President and Director, Investor Relations 480/643-7053 investorrelations@avnet.com